UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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CRITICARE SYSTEMS, INC.
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Criticare Systems, Inc. 20925 Crossroads Circle Waukesha, WI 53186-4054 Mailing Address: P.O. Box 26556 Milwaukee, WI 53226 Tel: 262.798.8282 Fax: 262.798.8290 www.csiusa.com
News Release

FOR IMMEDIATE RELEASE
Contact:	Emil Soika, President and CEO—Criticare	(262) 798-8282
	Joel Knudson, Vice President-Finance-Criticare	(262) 798-5335

Criticare Announces Filing of Preliminary Consent Revocation Statement Urging Stockholders to Continue to Support the Company’s Successful Strategy and Stop BlueLine from Gaining Control of the Company Without Paying Anything to Stockholders

MILWAUKEE—(BUSINESS WIRE)—September 25, 2006—CRITICARE SYSTEMS, INC. (AMEX:CMD-News). Criticare Systems, Inc. today announced that, on September 22, 2006, it filed with the Securities and Exchange Commission a preliminary Consent Revocation Statement urging stockholders to support the Company’s successful strategy of building long-term value for all stockholders and to reject the efforts of dissident stockholder BlueLine Partners, L.L.C. and its affiliates to place their handpicked nominees on Criticare’s Board, which, if successful, would give BlueLine control of the Company without offering to pay anything to Criticare stockholders. The Company also urged stockholders not to sign any consent they receive from BlueLine and, if they already have returned a signed consent form, to revoke their consent by using the consent revocation form the Company will be sending stockholders in the coming days.

In recent years, two thirds of Criticare’s Board has been replaced with new independent members, all of whom have significant industry experience or financial and accounting expertise. Our most recent addition to the Board, Sam Humphries, who was recommended by one of the Company’s largest stockholders, is the President and Chief Executive Officer of HealthTronics, Inc., a Nasdaq-listed medical device company, and brings over 25 years of healthcare and medical device experience to Criticare’s Board.

Successful Implementation of Criticare’s Business Strategy

Under the supervision of the new Board, management implemented the downsizing and consolidation of many Company functions, while unwinding Criticare from a pure patient monitoring business, and is successfully executing a strong business plan to grow Criticare’s revenues and profitability and increase long-term value for all stockholders.

Over the last two years, Criticare has launched the following three major product initiatives, which even BlueLine admitted have ‘‘tremendous individual and combined potential’’:

•	the development of a new anesthesia monitoring product line for sale under the Criticare brand name to our OEM customers;

•	the development in partnership with Medrad, Inc. of a highly specialized monitoring system for medical imaging applications in an MRI environment; and

•	following the acquisition, in July 2004, of Alaris Medical Systems, Inc., a long-time OEM customer, by Cardinal Health, Inc., the development of an Acute Care distribution network in the U.S. to sell to markets previously served through Alaris.

As a result of these initiatives, Criticare’s fiscal 2006 revenue of $31.35 million was the second highest in the Company’s history, representing an increase of $4.57 million, or 17%, over fiscal 2005 revenue of $26.78 million. In addition, Criticare’s cash balance has improved and the Company continues to operate debt free.

Emil Soika, President and Chief Executive Officer and a director of Criticare, stated ‘‘We have made very significant progress in the successful implementation of our business plan. Our fundamentals are better today than they have ever been. As we continue to build long term value for all our stockholders, we believe it’s only a matter of time until the market will come to appreciate our efforts and that value will be appropriately reflected in our stock price.’’

On September 19, 2006, Criticare announced the joint development with Eastman Kodak Company’s Dental Systems group of a software package that will enable oral surgeons to automatically record and store patients’ vital signs during surgery, saving valuable time and enhancing patient care. This will allow Criticare to sell its patient monitoring solutions to Kodak’s practice management software customers. ‘‘Criticare sees its relationship with Kodak as an outstanding opportunity for additional placement of its monitoring products in conjunction with a premier market leader,’’ said Mr. Soika.

Corporate Governance Initiatives

As part of its continuing effort to identify areas where further improvements can be made to the Company’s corporate governance profile, Criticare’s Board has authorized the following actions:

•	developing and formalizing corporate governance guidelines to reflect the Company’s commitment to best practices, taking into account both legal and regulatory requirements and current corporate governance best practices; and

•	adopting a formal charter for the Company’s Compensation Committee.

Both these documents will be adopted and made available on the Company’s website on or before the upcoming annual meeting of stockholders.

Mr. Soika added, ‘‘These initiatives, which had been in the works for some time, reflect the Board’s commitment to stockholder-focused corporate governance, and also better position the Company following the recent adoption by the SEC of significant amendments to the rules requiring disclosure of executive and director compensation, related person transactions, director independence and other corporate governance matters.’’

Consent Solicitation

Dissident stockholder BlueLine Partners, LLC, a hedge fund, and its affiliates, are seeking to remove Criticare’s duly elected Board and replace it with a slate of nominees handpicked by BlueLine, including one of BlueLine’s principals.

In its preliminary Consent Revocation Statement Criticare stated its belief that BlueLine’s sole purpose in seeking control of the Board and the Company is to extract a quick profit on its Criticare investment by attempting to either sell the Company now, before the value of the Company’s current initiatives can be properly realized, or artificially increase the Company’s profits (and possibly stock price) in the short term by indiscriminately slashing research and development costs.

Mr. Soika stated, ‘‘Over the past two years, management and the new Board have turned around the business, significantly increasing revenues and profitability. Yet, despite this great progress, BlueLine is trying to seize control of the Company without giving stockholders anything in return. BlueLine is also not offering any constructive plans to further build on our successes; rather, they are attacking our successful strategy, disparaging management and our directors and being generally disruptive as we continue to work to improve Criticare and deliver increased shareholder value. BlueLine is clearly looking out for its own interests, and we urge stockholders to disregard their self-serving rhetoric and reject the slate of nominees they have hand-picked.’’

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Criticare (www.csiusa.com) designs, manufactures, and markets cost-effective patient monitoring systems and noninvasive sensors for a wide range of hospitals and alternate health care environments throughout the world.

Certain statements made in this letter are forward-looking statements. These statements are only predictions and may differ materially from actual future events or results. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Criticare Systems, Inc.’s actual results to differ materially from those projected in such forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions, demand for Criticare’s products, costs of operations, the development of new products, the reliance on single sources of supply for certain components in Criticare’s products, government regulation, health care cost containment programs, the effectiveness of Criticare’s programs to manage working capital and reduce costs, competition in Criticare’s markets, compliance with product safety regulations and product liability and product recall risks, risks relating to international sales and compliance with U.S. export regulations, unanticipated difficulties in outsourcing the manufacturing of the majority of its products to foreign manufacturers and risks related to foreign manufacturing, including economic and political instability, trade and foreign tax laws, production delays and cost overruns and quality control. Other risks are set forth in Criticare’s reports and documents filed from time to time with the SEC. Criticare operates in a very competitive and rapidly changing environment. New risk factors can arise, and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on Criticare’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements. All forward-looking statements are qualified by these cautionary statements and are made only as of the date they are made. Criticare is under no obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, and expressly disclaims any such obligation.

Criticare filed a preliminary consent revocation statement with the SEC on September 22, 2006, in connection with the consent solicitation begun by BlueLine Partners L.L.C. and its affiliates. Criticare will be filing and mailing to its stockholders a definitive consent revocation statement and other relevant documents. INVESTORS ARE URGED TO READ THE DEFINITIVE CONSENT REVOCATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT CRITICARE WILL FILE WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Security holders will be able to obtain a free copy of the consent revocation statement and other related documents filed by Criticare at the SEC’s website at www.sec.gov. When available, Criticare’s definitive consent revocation statement and other related documents may also be obtained from Criticare free of charge by contacting Joel Knudson, Criticare Systems, Inc., 20925 Crossroads Circle, Suite 100, Waukesha, WI 53186, Tel. (262) 798-5335.

Information regarding the identity of the persons who under SEC rules may be deemed to be participants in the solicitation by Criticare of its shareholders in connection with this consent solicitation, and the participants’ interests in the solicitation, are set forth in Criticare’s preliminary consent revocation statement.

If you have any questions or need any information concerning this solicitation and our consent revocation, please contact The Altman Group, toll free at (800) 283-3192.